Exhibit 3.34

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
NOOK INDUSTRIES, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of NOOK INDUSTRIES, LLC, a Nevada limited liability company (the “Company”), is adopted by ALTRA INDUSTRIAL MOTION CORP., a Delaware corporation, the sole member (the “Member”) of the Company effective as of the 31st day of December 2021.

WHEREAS, the Company was formed as an Ohio corporation on April 9, 1969,

WHEREAS, on December 29, 2021, the Company became a Nevada corporation by filing its articles of incorporation and articles of domestication with the state of Nevada,

WHEREAS, on December 30, 2021, the Company underwent an entity conversion whereby it became a Nevada limited liability company,

WHEREAS, on December 31, 2021, the Company was sold by its prior owners to the Member (the “Transaction”), and

WHEREAS, immediately after consummation of the Transaction, the Member desires to amend and restate the Company’s operating agreement such that the Company is managed by a board of managers (the “Board”) rather than being a member-managed entity.

NOW THEREFORE, the Member hereby agrees to the following:

1.            Name.

a.            The name of the limited liability company is NOOK INDUSTRIES, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Board in order to comply with local law.

b.            The Member has formed the Company as a limited liability company pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes, as amended from time to time, (the “Act”) and of this Agreement and agrees that the rights and liabilities of the Member and any future Members (as well as any Manager and future Managers, as defined below) shall be as provided in the Act for members and managers except as provided herein.

c.            The formation documents of the Company were filed in accordance with the Act, and such filings are hereby approved and ratified in all respects. The Board shall prepare and file such instruments in such locations as may from time to time be needed and otherwise shall preserve and facilitate the Company’s ability and right to carry on its business for the purposes set forth in this Agreement.

d.            The formation documents may be restated by an Executive Officer (as defined in Section 6), with the approval of the Board as provided in the Act or amended by an Executive Officer with respect to the address of the registered office of the Company in Nevada and the name and address of its registered agent in Nevada or to make corrections required by the Act.

2.            Purpose. The Company is formed to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Nevada that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

3.            Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 701 S Carson St., Ste. 200, Carson City, NV 89701. The name of the registered agent of the Company for service of process on the Company in the State of Nevada is C T CORPORATION SYSTEM.

4.            Members. The name of the sole Member is Altra Industrial Motion Corp., a Delaware corporation. The Member is hereby admitted as a member of the Company and such Member as well as any person or entity who later becomes a Member as a condition to becoming such Member agrees to be bound by the terms of this Agreement. Unless specifically authorized by the Board, a Member that is not also an Executive Officer shall not be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company or of any other Member.

5.            Management.

a.            Board. The Board shall consist of two persons (the “Managers”) appointed by the Member and are deemed to be the managers of the Company; provided, however, that any action to be taken by a Manager as manager of the Company shall be taken by the Board only as provided herein, and the Board itself shall have all of the rights, powers and obligations of a “manager” of the Company as provided in the Act and as otherwise provided by law. The Managers may delegate, and as set forth in this Agreement shall have delegated, any or all of such rights, powers and obligations to the Executive Officer(s) of the Company (as defined below). The Managers shall be entitled to reimbursement for actual and reasonable out-of-pocket expenses incurred in managing and conducting the business and affairs of the Company.

b.            General Powers. The Board shall have full, exclusive and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs.

c.            Telephonic Meetings. Any meeting of the Board may be telephonic (including, but not limited to, video conferencing platforms such as Zoom).

d.            Action Without Meeting. Any action permitted or required to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Board.

e.            Regular Meetings. A regular meeting of the Board shall be held without notice immediately after and at the same place as the annual meeting of the Board.

f.             Special Meetings. Special meetings may be called by or at the request of the Board.

g.            Place of Meetings. Regular and special meetings of the Board may be held where the Board may determine from time to time. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board.

6.            Officers. The business of the Company shall be managed under the direction of the Board (and the Board shall be deemed to be the manager of the Company as set forth in Section 5) who may exercise all the powers of the Company, except as provided by law or this Agreement. The Board shall (i) have the discretion to determine the duties of one or more of the following officers of the Company: president, chief financial officer, secretary, and treasurer and may also include a vice-president, one or more assistant secretaries, and one or more assistant treasurers (each individually an “Officer” and, collectively the “Officers”) and (ii) have the authority to delegate any or all of its duties as manager to certain of such Officers (the “Executive Officers”). All Officers shall hold office until their successors have been appointed and have qualified or until their earlier resignation, removal from office, or death. One person may simultaneously hold any two or more offices. The failure to elect a president, secretary, or treasurer shall not affect the existence of the Company.

7.            Limitation Of Liability Of Managers And Officers. No Manager or Officer shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, solely by reason of being or acting as a Manager or Officer of the Company. No Manager or Officer shall be personally liable to the Company or to its Member(s) for acting in good faith reliance upon the provisions of this Agreement, or for breach of any fiduciary or other duty that does not involve (i) a breach of the duty of loyalty to the Company or its Member(s), (ii) acts or omissions not in good faith or intentional misconduct or a knowing violation of law; or (iii) a transaction from which the Manager or Officer derived an improper personal benefit.

8.            Indemnification. Except as limited by law and subject to the provisions of this Article, the Company shall indemnify each Indemnified Party against all expenses incurred by them in connection with any proceeding in which an Indemnified Party is involved as a result of serving in such capacity, except that no indemnification shall be provided for an Indemnified Party regarding any matter as to which it shall be finally determined (i) that said Indemnified Party did not act in good faith and in the reasonable belief that such Indemnified Party’s action was in the best interests of the Company, or (ii) with respect to a criminal matter, that said Indemnified Party had reasonable cause to believe that such Indemnified Party’s conduct was unlawful. “Indemnified Party” includes (i) a person serving as an Officer of the Company or in a similar executive capacity appointed by the Board and exercising rights and duties delegated by the Board, (ii) a person serving at the request of the Company as a director, Manager, officer, employee or other agent of another organization, (iii) any person who formerly served in any of the foregoing capacities and (iv) the Managers and their affiliates.

9.            Offices. The principal office of the Company shall be located at 4950 E 49th St, Cleveland, OH 44125, or at such other place as the Board may determine from time to time.

10.          Capital Contributions. The Member has made contributions to the Company as set forth on Exhibit A attached hereto and made a part hereof, as the same be in effect from time to time as necessary. The Member shall make such additional contributions to the Company as necessary or advisable in connection with the business of the Company. No Member shall be entitled to any interest or compensation with respect to such Member’s Capital Contribution or any services rendered on behalf of the Company except as specifically provided in this Agreement or approved by the Board.

11.          Membership Interests.

a.            The limited liability company interests of a member (the “Membership Interests”), are reflected on Exhibit A, as the same may be amended from time to time. Membership Interests shall be issued pursuant to authorization from the Board.

b.            The Membership Interests may be represented by membership certificates.

c.            Each certificate representing Membership Interests shall bear the following legends:

The Membership Interests evidenced by this Certificate are subject to certain transfer restrictions set forth in the Limited Liability Company Operating Agreement of Nook Industries, LLC. The Membership Interests evidenced by this Certificate may not be sold, pledged, or otherwise transferred except as permitted by the Limited Liability Company Operating Agreement. The Company will furnish any Member, upon request and without charge, a copy of the Limited Liability Company Operating Agreement.

The Membership Interests evidenced by this Certificate have not been registered under the Securities Act of 1933 or any state securities law and must be held indefinitely unless the Membership Interests are registered under those laws or transferred in reliance on an opinion of counsel satisfactory to the Company and its counsel that registration under those laws is not required.

d.            The Company shall maintain records of Membership Interests and certificates in the books and records of the Company.

e.            If a Membership Interests certificate held of record by a Member is lost, stolen, or destroyed, the Company shall issue a new Membership Interests certificate to the Member to replace the certificate previously issued if the Member: (a) provides the Company a satisfactory affidavit that the certificate has been lost, destroyed, or stolen; (b) requests the issuance of a new certificate before the Company has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim; (c) provides a bond in such form as the Company may direct, to indemnify the Company and its transfer agent and registrar, if any, against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and (d) satisfies any other reasonable requirements of the Company.

12.          Profits/Losses. Profits and losses of the Company shall be allocated to the Member in accordance with its Membership Interests.

13.          Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

14.          Fiscal Year; Tax Matters.

a.            The Fiscal Year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the law (tax or otherwise).

b.            Proper and complete records and books of account of the business of the Company, including Exhibit A attached hereto, shall be maintained at the Company’s principal place of business or at such other office as the Member may designate.

c.            The Member acknowledges and agrees that the Company is intended to be classified and treated as a disregarded entity for United States income tax purposes.

d.            The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Company’s United States federal income tax return (if required).

e.            The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the Company, examine the Company’s books of account and make copies and extracts therefrom at its own expense.

f.            The Member shall maintain or delegate the maintenance of the records of the Company for three years following the termination or dissolution of the Company.

15.          Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

16.          Dissolution.

a.            Subject to the occurrence of an event of dissolution pursuant to Section 16(b), the Company shall have perpetual existence.

b.            The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Board and Member; or (ii) the entry of a decree of judicial dissolution under Nevada law.

c.            Notwithstanding any provision to the contrary in this Agreement or the Act, the dissolution, termination or bankruptcy of the Member shall not operate to dissolve the Company, but the Company shall continue between or among the successor or successors in interest of the dissolved member.

17.          Assignments. The Member may assign in whole or in part its Membership Interests. The transferee of Membership Interests shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

18.          Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the written consent of the Board.

19.          Counterpart and Facsimile Signatures. Actions taken by the Member or Manager by written consent, pursuant to the Act, may be executed in one or more counterparts, all of which together shall constitute one and the same document and facsimile signatures (including electronic signatures such as PDF or DocuSign) shall have the same effect as original signatures.

20.          Amendments. This Agreement constitutes the entire agreement of the Member(s), and supersedes all prior contracts or agreements with respect to the Company, whether oral or written. Except as otherwise specifically provided herein, this Agreement may be amended or modified from time to time only by a written instrument signed by the Member(s).

21.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Nevada, all rights and remedies being governed by said laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

[Signature on following page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the day first above written.

SOLE MEMBER:

ALTRA INDUSTRIAL MOTION CORP.

By:	/s/ Glenn E. Deegan
Name: Glenn E. Deegan
Title: Secretary

[Signature Page to Amended and Restated Operating Agreement – Nook Industries, LLC]

EXHIBIT A

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
NOOK INDUSTRIES, LLC

Name, Percentage Interest of Member

and

Capital Contributions

Name	Membership Interests	Initial Capital Contribution
ALTRA INDUSTRIAL MOTION CORP., a Delaware corporation	100%